Exhibit 10.66

February 13, 2013

DAM Holdings, LLC

1418 N. Lakeshore Drive, Suite 29

Chicago, IL 60610

Attention: Matthew Bluhm

Re:	Credit Agreement with Cancer Genetics, Inc., as amended

Dear Matthew:

This letter agreement will memorialize your agreement with respect to $1.0 million of the outstanding principal amount of your loan to the Company made pursuant to that certain Credit Agreement, dated as of March 23, 2011, by and between Cancer Genetics, Inc., a Delaware corporation (the “Company”) and you, as amended pursuant to that certain amendment dated March 9, 2012 (together, the “Credit Agreement”), and the promissory note (the “Note”) issued pursuant thereto. The promises set forth in this letter agreement are made to induce us and our underwriters to proceed with the initial public offering, which is also beneficial to you.

You hereby irrevocably agree to convert $1.0 million of the principal amount of your loan into shares of common stock of the Company effective upon the consummation of the Company’s initial public offering and that, notwithstanding anything to the contrary in the Credit Agreement or the Note, the conversion price shall be equal to the initial public offering price per share. The remaining outstanding principal amount of your loan, together with accrued interest and premium, shall be paid in accordance with the Credit Agreement.

Very truly yours,

/s/ Panna L. Sharma
Panna L. Sharma
President and CEO

Agreed to and Accepted by:

DAM HOLDINGS, LLC

By:	/s/ Matthew Bluhm
Name:	Matthew Bluhm
Title:	President